20__ PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

AGREEMENT EVIDENCING A GRANT OF

PERFORMANCE-BASED RESTRICTED STOCK UNITS

1. GRANT OF UNITS. Pursuant to the Lehman Brothers Holdings Inc. (“Holdings”) 2005 Stock Incentive Plan (the “Plan”), you are hereby granted, as of _____, 20___ (the “Date of Grant”), the number of Restricted Stock Units (“Units”) for shares of Holdings’ common stock, par value $.10 per share (the “Common Stock”), set forth on the award statement with your name on it delivered to you herewith (which number of Units may be adjusted pursuant to Paragraph 8 below).

2. ADDITIONAL DOCUMENTS; DEFINITIONS. You have been provided with a copy of the Plan, which is incorporated in this instrument by reference and made a part hereof, and a copy of the Plan prospectus. The Plan and the prospectus should be carefully examined. In the event of any conflict or ambiguity between this instrument and the Plan, the terms of the Plan shall govern. All capitalized terms not defined herein or on Annex A attached hereto shall have the meaning ascribed to such terms under the Plan.

3. VESTING. Subject to Paragraph 4 and Paragraph 9, Units awarded to you hereunder shall become vested in accordance with the following criteria:

(a) The award will be cancelled if the Company’s Fiscal 20___ [ROE is below __%] [insert other performance criteria, if applicable].

(b) The Units shall become vested on the Share Payment Date, provided the award is not otherwise cancelled pursuant to Paragraph 3(a) hereof.

(c) Notwithstanding Paragraph 3(b), but without limiting Paragraph 3(a), ___% of the Units shall vest when the closing stock price of a share of Common Stock as reported by the New York Stock Exchange has exceeded $___ for a period of ____ consecutive trading days, but not earlier than __________, 20__, and only if you have remained actively Employed with the Company and/or its Subsidiaries through ___________, 20__; [insert additional potential vesting acceleration dates, and percentage of Units eligible for acceleration on such dates, if applicable] ([each of] the price[s] specified above being referred to as “Target Price(s)” and [each of] the alternative vesting date[s] being referred to as “Alternate Vesting Date[s]”).

4.	ENTITLEMENT TO RECEIVE COMMON STOCK.

(a) General Rule. The Units awarded to you that become vested under this Agreement shall convert to Common Stock and be issued to you on the earlier of (i) ___ days after the applicable vesting date under Paragraph 3(c) or (ii) Share Payment Date, subject to the remaining provisions of this Paragraph 4 and Paragraph 9.

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(b) Effect of Detrimental Activity. Notwithstanding any other provision of this Agreement, if you engage in Detrimental Activity, all unissued Units shall be immediately forfeited and cancelled.

(c) Effect of Termination. In the event of your Termination for any reason or notification of Termination prior to _____, 20___, all Units shall be forfeited and cancelled. In the event of any Termination not described in the preceding sentence, but without limiting Paragraph 4(b), the following rules shall apply:

(i)           Voluntary Termination . In the event of your voluntary Termination prior to the Share Payment Date, all unissued Units, other than those that previously vested pursuant to Paragraph 3(c) shall be forfeited and cancelled, provided if such voluntary Termination occurs after any Unit becomes vested pursuant to Paragraph 3(c) but prior to the date on which Common Stock would be delivered pursuant to Paragraph 4(a)(i), any such Unit shall be forfeited and cancelled only in the event of a Termination with Competitive Activity; and provided further that, in the case of voluntary Termination for Select Governmental Service all Units shall become immediately vested, shall be converted to Common Stock and be issued to you ___ days following the Termination Date or, if earlier the date(s) required by applicable law or governmental regulation as a condition for your Select Governmental Service.

(ii)          Involuntary Termination with Cause. In the event of your involuntary Termination with Cause, all unissued Units shall be immediately forfeited and cancelled.

(iii)        Involuntary Termination without Cause. In the event of your involuntary Termination without Cause, all Units shall become immediately vested[; provided however, that in the event of your involuntary Termination without Cause on or prior to ____________, 20___, all unissued Units, other than those that previously vested pursuant to Paragraph 3(c) shall be forfeited and cancelled]. Without limiting Paragraph 4(a)(i), in the event of any involuntary Termination occurring after any Unit becomes vested pursuant to Paragraph 3(c) but prior to the date on which Common Stock would be delivered pursuant to Paragraph 4(a)(i), any such Units shall convert to Common Stock and be issued to you on the earlier of (a) the Share Payment Date(s), or (b) the [March 15] of the year following the calendar year of your Termination.

(iv)         Termination Due to Death or Disability. In the event of your Termination due to death or Termination due to Disability, all Units shall become immediately vested and be issued to you or your estate ____ days following the Termination date.

Notwithstanding any other provisions of this Agreement, if any payment otherwise due hereunder would have the effect of making you subject to the tax imposed by Code Section 409A(a)(1), such payment shall be postponed until the earliest date upon which the payment could be made without subjecting you to such tax. Any remaining Units that are not payable pursuant to the provisions of Paragraph 4(c) shall be forfeited and cancelled.

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(d) Affidavit. In the event of your Termination on or after _____, 20___, you may be requested, from time to time after your Termination, to complete and sign an affidavit with respect to Competitive Activity or Detrimental Activity, which includes representations and authorizes Holdings to verify the representations. Any failure on your part to complete, sign and return the affidavit within ___ days may cause you to forfeit all Units held by you at that time.

5. DIVIDEND EQUIVALENTS. With respect to each regular cash dividend or distribution paid or made on Common Stock to holders of record on or after _____, 20___, the number of Units granted to you hereunder shall, as of such dividend payment date, be increased by a number of Units equal to: (a) the product of (i) the number of Units held by you as of the related dividend record date, multiplied by (ii) the per share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a share of Common Stock on the payment date of such dividend. Such additional Units shall vest and become payable at the same time as the Units to which they are attributable.

6. LIMITATION ON OBLIGATIONS. Holdings’ and any Subsidiary’s obligation with respect to the Units granted hereunder is limited solely to the delivery to you of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall Holdings or any Subsidiary become obligated to pay cash in respect of such obligation.

7. NON-ASSIGNMENT. Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of by you, except by will or the laws of descent and distribution. If you or anyone claiming under or through you attempts to violate this Paragraph 7, such attempted violation shall be null and void and without effect, and Holdings’ obligation to issue any Common Stock hereunder shall terminate.

8. EQUITABLE ADJUSTMENT. In the event of a Change in Capitalization occurring on or after the Date of Grant specified above and prior to the Share Payment Date, the number and kind of shares of Common Stock which may be issued with respect to Units, and the Target Price(s), shall be adjusted so as to reflect such change.

9. CHANGE IN CONTROL. Following the occurrence of a Change in Control, ___% your Units shall become vested and issued to you in equal installments on [insert dates] without regard to Paragraph 3(a), but subject to your continued active service with Holdings or a Subsidiary through each such vesting date, unless your Units otherwise become vested and distributable pursuant to Paragraph 4 prior to the date[s] described in this sentence, in which case your Units will be issued to you pursuant to such Paragraph.

10. TREATMENT IN BANKRUPTCY. (a) If you are an employee of Holdings, Holdings agrees to deliver, and (b) if you are an employee of a Subsidiary, Holdings agrees to deliver to (or at the direction of) such Subsidiary, shares of Common Stock on the date when such shares are due to be delivered under this Agreement in satisfaction of each Unit granted to you hereunder. If you are an employee of a Subsidiary, Holdings’ obligation in clause (b) of the preceding sentence is created expressly for the benefit of you, and you shall have the

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full right to enforce Holdings’ obligation to deliver Common Stock as if such obligation were made directly in favor of you. All of your claims arising from, in connection with, or in any way relating to, any failure of Holdings to deliver to you, or to a Subsidiary for delivery by such Subsidiary to you, shares of Common Stock on the date when such shares are due to be delivered under this Agreement in satisfaction of each Unit granted to you shall be deemed, in the event of a bankruptcy of Holdings, to be claims for damages arising from the purchase or sale of Common Stock of Holdings, within the meaning of section 510(b) of the Bankruptcy Code and shall have in such bankruptcy the same priority as, and no greater priority than, common stock interests in Holdings.

11. AMENDMENT. The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate, provided, however, that no such amendment shall, without your consent, diminish your rights under this Agreement.

12. BINDING ACTIONS. Any action taken or decision made by the Committee or its designees arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through you. By accepting this grant or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Committee or its designees.

13. NO RIGHT TO CONTINUED EMPLOYMENT. The grant of Units shall not confer on you any right to be retained in the employ of Holdings or a subsidiary, or to receive subsequent Units or other awards under the Plan. The right of Holdings or any subsidiary to terminate your employment with it at any time or as otherwise provided by any agreement between Holdings or any subsidiary and you is specifically reserved.

14. APPLICABLE LAW. The validity, construction, interpretation, administration, and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

15. WITHHOLDING/DEDUCTIONS. Holdings shall have the right to deduct applicable statutory withholding taxes from all amounts payable to you. It shall be a condition to the obligation of Holdings to issue shares of Common Stock hereunder (a) that you (or, in event of your death, your estate or any person who acquires the right to this award by bequest or inheritance or otherwise by reason of your death) pay to Holdings or its designee, upon its demand, in accordance with the Plan, either in the form of cash or freely transferable shares of Common Stock (including, without limitation, by instructing the Company to withhold a portion of the shares of Common Stock otherwise deliverable to you in respect of your Units) such amount as may be required by law for the purpose of satisfying its obligation or the obligation of any other person to withhold any taxes required by law which are incurred by reason of the issuance of such shares of Common Stock, and (b) that you (or, in the event of your death, your estate or any person who acquires the right to this award by bequest or inheritance or otherwise

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by reason of your death) provide Holdings with any forms, documents or other information reasonably required by Holdings in connection with the grant. If the amount requested for the purpose of satisfying the withholding obligation is not paid, Holdings may refuse to issue shares of Common Stock and/or related dividend equivalents or take any other action it deems necessary to fulfill the withholding obligation. Holdings shall further have the right to deduct from all amounts remaining payable to you after satisfaction of the minimum statutory withholding obligations described above, the amount of any deficit, debt, tax obligation or other liability or obligation of any kind which you may at that time have with respect to Holdings or any Subsidiary.

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DEFINITIONS

“Cause” means a material breach by a person of an employment contract between the person and Holdings or any Subsidiary, failure by a person to devote substantially all business time exclusively to the performance of his or her duties for Holdings or any Subsidiary, willful misconduct, dishonesty related to the business and affairs of Holdings or any Subsidiary, conviction of a felony or of a misdemeanor constituting a statutory disqualification under U.S. securities laws (or failure to contest prosecution for a felony or such a misdemeanor), habitual or gross negligence in the performance of the person’s duties, solicitation of employees of Holdings or any Subsidiary to work at another company, improper use or disclosure of confidential information, the violation of policies and practices adopted by Holdings or any Subsidiary including, but not limited to the Code of Conduct, or a material violation of the conflict of interest, proprietary information or business ethics policies of Holdings or any Subsidiary.

“Change in Capitalization” means the occurrence of a circumstance described in Section 14(a) of the Plan.

“Committee” shall mean the Compensation and Benefits Committee of the Incumbent Board (see definition of Change in Control in the Plan).

“Competitive Activity” means involvement (whether as an employee, proprietor, consultant or otherwise) with any person or entity (including any company and its affiliates) engaged in any business activity which is materially competitive with any business carried on by Holdings or any of its Subsidiaries or affiliates on the date of termination of a person’s employment with Holdings and any of its Subsidiaries, as determined in the sole discretion of the Committee.

“Detrimental Activity” means (i) using information received during a person’s employment with Holdings or any of its Subsidiaries relating to the business affairs of Holdings or any of its Subsidiaries, affiliates or clients, in breach of such person’s undertaking to keep such information confidential; (ii) directly or indirectly persuading or attempting to persuade, by any means, any employee of Holdings or any of its Subsidiaries or affiliates to terminate employment with any of the foregoing or to breach any of the terms of his or her employment with the foregoing; (iii) directly or indirectly making any statement that is, or could be, disparaging of Holdings, its Subsidiaries or affiliates, or any of their affiliates (except as necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process); or (iv) directly or indirectly engaging in any activity that is, or could be, substantially injurious to the financial condition, reputation, or goodwill of Holdings or its Subsidiaries or affiliates, in each case as determined in the sole discretion of the Committee.

“Disability” means a disability under both the Long-Term Disability Insurance Plan and the Social Security Act.

[“ROE” means fiscal year 20__ return on average common stockholders' equity excluding extraordinary items or changes in accounting principles as reported in the Company's fiscal 20__ Annual Report.]

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“Select Governmental Service” means:

1.	Any elected office at the Federal or State executive or legislative level;
2.	Any Executive branch position which is either at the Cabinet level or which directly reports to a Cabinet official or to the President;
3.	Ambassador or Consul General, or senior policy making function reporting directly to Ambassador or Consul General;
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Executive officer of a self regulatory organization, or Chairman, Commissioner or executive officer of a federal regulatory agency, or senior policy official reporting directly to any such individuals;

5.	Member of Board of Governors of any Federal Reserve Bank, or any senior policy maker reporting directly to any such individual; and
6.	Any position determined by the Committee to involve duties or authority that are similar to those positions described in any of items (1) through (5) above.

“Share Payment Date(s)” means ________________, 20__.

“Termination” means the end of your active service with Holdings or a Subsidiary. The reason for your Termination for purposes of this agreement shall be as determined in the sole discretion of the Committee.

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